As filed with the Securities and Exchange Commission on February 28, 2019

Registration No. 333-222833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form S-8 Registration Statement No. 333-222833

UNDER

THE SECURITIES ACT OF 1933

TOTAL S.A.

(Exact name of registrant as specified in its charter)

Republic of France	98-0227345
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Phone: +33 (0)1 47 44 45 46

(Address of principal executive offices) (Zip code)

TOTAL HOLDINGS USA, INC.

2018 EMPLOYEE SHAREHOLDER PLAN

(Full Title of the Plan)

Ms. Elizabeth Matthews

TOTAL Holdings USA, Inc.

1201 Louisiana Street, Suite 1800

Houston, Texas 77002

(713) 483-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

TOTAL S.A. (the "Registrant") is filing this post-effective amendment no. 1 (this "Post-Effective Amendment") to the Registration Statement on Form S-8 (No. 333-222833) filed with the United States Securities and Exchange Commission on February 2, 2018 (the "Registration Statement") to deregister certain shares of the Registrant’s common stock, par value of €2.50 per share ("Common Stock") that were registered for issuance under the TOTAL Holdings USA, INC. 2018 Employee Shareholder Plan (the "2018 Plan"). The offering of securities pursuant to the Registration Statement has been completed and no securities registered under the Registration Statement remain to be sold.

The Registration Statement registered 1,900,000 shares of the Registrant’s Common Stock issuable under the 2018 Plan. As of today’s date, at least 1,598,107 shares of Common Stock remained available for grant.

The Registration Statement is hereby amended to deregister all shares of Common Stock that were previously registered and that remain unissued under the 2018 Plan.

Concurrently with this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register 1,900,000 shares of Common Stock authorized for grant under the TOTAL Holdings USA, Inc. 2019 Employee Shareholder Plan. The 2018 Plan remains in effect with respect to awards granted prior to this date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on February 28, 2019.

TOTAL S.A.

By:	/s/ Jean-Pierre SBRAIRE
Name:	Jean-Pierre Sbraire
Title:	Deputy Chief Financial Officer